Exhibit 10.1

SECOND AMENDMENT TO THE

GENWORTH FINANCIAL, INC. 2004 OMNIBUS INCENTIVE PLAN

THIS SECOND AMENDMENT (this “Amendment”) to the Genworth Financial, Inc. 2004 Omnibus Incentive Plan (the “Plan”) is made this 13th day of May 2009.

1. The Plan is hereby amended by adding a new Section 14.6 that shall read as follows:

“14.6 Equity Exchange Program. Notwithstanding Section 14.3 or any other provision of the Plan to the contrary, following approval of this Section 14.6 at the Company’s 2009 Annual Meeting of Stockholders, the Committee is authorized to implement a one-time, value-for-value Stock Option and Stock Appreciation Right exchange program (the “Exchange Program”). Under the Exchange Program, Eligible Employees (as defined below) will be offered the opportunity to exchange outstanding Stock Options and Stock Appreciation Rights granted under the Plan that (i) have an exercise (or base) price that is greater than the fifty-two week high closing price of the Company’s common stock as of the completion of the Exchange Program (and not below $19.50), (ii) were not granted within 12 months of the completion of the Exchange Program, and (iii) are not “conversion awards” granted by the Company’s former parent and converted into Company Awards upon the Company’s initial public offering (the “Eligible Options and SARs”) for a reduced number of Stock Options and Stock Appreciation Rights (the “Replacement Awards”) to be granted under the Plan, pursuant to the following terms and conditions:

(a)	Individuals eligible to participate in the Exchange Program are persons that, as of the effective date of the Exchange Program, are employed by the Company and who hold Eligible Options and SARs (“Eligible Employees”); provided, however, that members of the Board of Directors and Named Executive Officers (as defined in Item 402(a)(3) of Regulation S-K) will not be eligible to participate in the Exchange Program.

(b)	Replacement Awards are intended to have a fair value that is approximately equal to or less than the fair value of the Eligible Options and SARs for which they are exchanged.

(c)	The exercise or base price of a Replacement Award shall be not less than the Fair Market Value of a Share on the date of grant of the Replacement Award.

(d)	Replacement Awards exchanged for Eligible Options or SARs granted less than 24 months prior to the Replacement Grant Date will vest, subject to the Eligible Employee’s continued employment, in four equal annual installments from the date of grant of the Replacement Award. Replacement Awards exchanged for Eligible Options or SARs granted more than 24 months prior to the Replacement Grant Date will vest, subject to the Eligible Employee’s continued employment, in three equal annual installments from the date of grant of the Replacement Award.

(e)	Replacement Awards will maintain the original term of the Eligible Options and SARs for which they were exchanged.

(f)	All other material terms of Replacement Awards shall be substantially similar to the Eligible Options and SARs for which they were exchanged.”

Except as expressly amended hereby, the terms of the Plan shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

GENWORTH FINANCIAL, INC.

By:	/s/ Michael S. Laming
Name:	Michael S. Laming
Title:	Senior Vice President-Human Resources